EXHIBIT 10.64

UNITED STATES
ENVIRONMENTAL PROTECTION AGENCY
REGION 4

IN THE MATTER OF: STARMET CMI Barnwell, Barnwell County, South Carolina	ADMINISTRATIVE ORDER ON CONSENT FOR REMOVAL ACTION

United States Enrichment Corporation	U.S. EPA Region 4 CERCLA Docket No.

Respondent

United States Department of Energy and United States Department of the Army Settling Federal Agencies	Proceeding Under Sections 104, 106(a), 107 and 122 of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§9604, 9606(a), 9607 and 9622

I.	JURISDICTION AND GENERAL PROVISIONS	4

II.	PARTIES BOUND	4

III.	DEFINITIONS	5

IV.	FINDINGS OF FACT	7

V.	CONCLUSIONS OF LAW AND DETERMINATIONS	9

VI.	ORDER	9

VII.	DESIGNATION OF CONTRACTOR, PROJECT COORDINATOR, AND ON-SCENE COORDINATOR	9

VIII.	WORK TO BE PERFORMED	10

IX.	SITE ACCESS	15

X.	ACCESS TO INFORMATION	15

XI.	RECORD RETENTION	16

XII.	COMPLIANCE WITH OTHER LAWS	17

XIII.	EMERGENCY RESPONSE AND NOTIFICATION OF RELEASES	17

XIV.	AUTHORITY OF ON-SCENE COORDINATOR	18

XV.	PAYMENT OF AOC OVERSIGHT COSTS BY RESPONDENT	18

XVI.	DISPUTE RESOLUTION	19

XVII.	FORCE MAJEURE	20

XVIII.	STIPULATED PENALTIES	21

XIX.	PAYMENT OF EPA’s REMOVAL ACTION COSTS BY SETTLING FEDERAL AGENCIES	23

XX.	COVENANTS NOT TO SUE BY THE UNITED STATES	24

XXI.	RESERVATIONS OF RIGHTS BY THE UNITED STATES	25

XXII.	COVENANT NOT TO SUE BY RESPONDENT	26

XXIII.	COVENANT NOT TO SEEK REIMBURSEMENT BY SETTLING FEDERAL AGENCIES	28

XXIV.	OTHER CLAIMS	28

XXV.	CONTRIBUTION PROTECTION	28

XXVI.	INDEMNIFICATION	29

XXVII.	INSURANCE	29

XXVIII.	FINANCIAL ASSURANCE	30

XXIX.	MODIFICATIONS	31

XXX.	NOTICE OF COMPLETION OF WORK	31

XXXI.	ATTORNEY GENERAL APPROVAL	31

XXXII.	SEVERABILITY/INTEGRATION/APPENDICES	32

XXXIII.	EFFECTIVE DATE	32

I. JURISDICTION AND GENERAL PROVISIONS

     1. This Administrative Order on Consent (“Order”) is entered into voluntarily by the United States Environmental Protection Agency (“EPA”), the United States Enrichment Corporation (“USEC” or “Respondent”), and the United States Department of Energy and Department of the Army (“Settling Federal Agencies”). This Order provides for the performance of a removal action by the Respondent, the payment by the Settling Federal Agencies for a removal action to be performed by EPA, and the reimbursement by Respondent of costs to be incurred by the United States from the actions taken pursuant to the sections of this Order which apply to the Respondent, at or in connection with the property located at the Starmet CMI facility located at 365 Metal Drive, in Barnwell, Barnwell County, South Carolina (“Site”). This Order also constitutes a settlement agreement between the United States and USEC to resolve USEC’s contribution claims against the Settling Federal Agencies. This Order requires Respondent to conduct the removal action described herein and requires the Settling Federal Agencies to fund a removal action to be performed by EPA to abate what EPA believes to be an imminent and substantial endangerment to the public health, welfare or the environment that may be presented by the actual or threatened release of hazardous substances, pollutants, or contaminants at or from the Site.

     2. This Order is issued under the authority vested in the President of the United States by Sections 104, 106(a), 107 and 122 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9604, 9606(a), 9607 and 9622, as amended (“CERCLA”). The settlement agreement between USEC and the United States with regard to the Settling Federal Agencies is entered into pursuant to the Attorney General’s authority to settle matters in anticipation of litigation.

     3. EPA has notified the State of South Carolina, (the “State”) of this action pursuant to Section 106(a) of CERCLA, 42 U.S.C. § 9606(a).

     4. The actions undertaken by Respondent and the Settling Federal Agencies in accordance with this Order do not constitute an admission of any liability. The Respondent and the Settling Federal Agencies do not admit, and retain the right to controvert in any subsequent proceedings other than proceedings to implement or enforce this Order, the validity or accuracy of the findings of facts, conclusions of law, and determinations in Sections IV and V of this Order. The Respondent and the Settling Federal Agencies agree to comply with and be bound by the terms of this Order and further agree that they will not contest the basis or validity of this Order or its terms.

II. PARTIES BOUND

     5. This Order applies to and is binding upon EPA, the Respondent, the Respondent’s agents, successors and assigns, and the Settling Federal Agencies. Any change in ownership or corporate status of the Respondent including, but not limited to, any transfer of assets or real or personal property shall not alter the Respondent’s responsibilities under this Order.

     6. The Respondent shall ensure that its contractors, subcontractors, and representatives performing work under this Order receive a copy of this Order and comply with this Order. Respondent shall be responsible for any noncompliance by Respondent, its contractors or representatives with this Order.

III. DEFINITIONS

     7. Unless otherwise expressly provided herein, terms used in this Order which are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations. Whenever terms listed below are used in this Order or in the appendices attached hereto and incorporated hereunder, the following definitions shall apply:

a. “Action Memoranda” shall mean the EPA Action Memoranda relating to the Site signed on July 23, 2002, August 16, 2002, September 24, 2002, January 3, 2003, June 25, 2003, by the Regional Administrator, EPA Region 4, or his delegate, and all attachments thereto.

b. “AOC Oversight Costs” shall mean all costs, including but not limited to, direct and indirect costs, that the United States incurs in reviewing or developing plans, reports or other items pursuant to the USEC-Lead Work portions of this Order, verifying the USEC-Lead Work, or otherwise implementing, overseeing, or enforcing the portions of the Order relevant to USEC-Lead Work, including but not limited to, payroll costs, contractor costs, travel costs, laboratory costs, the costs incurred pursuant to Section IX (Site Access), Section XIII (Emergency Response) and Paragraph 72 (Work Takeover).

c. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

d. “Day” shall mean a calendar day. In computing any period of time under this Order, where the last day would fall on a Saturday, Sunday, or Federal holiday, the period shall run until the close of business of the next working day.

e. “Effective Date” shall be the effective date of this Order as provided in Section XXXIII.

f. “EPA” shall mean the United States Environmental Protection Agency and any successor departments or agencies of the United States.

g. “EPA’s Removal Action Costs” shall mean all costs not inconsistent with the NCP incurred by EPA in conducting the EPA-Lead Work at or around the Depleted Uranium Center and Reduction Building at the Site.

h. “EPA-Lead Work” shall mean all work conducted by EPA and its contractors and subcontractors, in planning, implementing and overseeing the removal and disposal of the Waste Materials that are stored in and around the Reduction Building and the Depleted Uranium Building, except for work required of Respondent in Respondent’s Statement of Work (Appendix A of this Order).

i. “Interest” shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. § 9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year.

j. “National Contingency Plan” or “NCP” shall mean the National Oil and Hazardous Substances Pollution Contingency Plan promulgated pursuant to Section 105 of CERCLA, 42 U.S.C. § 9605, codified at 40 C.F.R. Part 300, and any amendments thereto.

k. “Order” shall mean this Administrative Order on Consent and all appendices attached hereto (listed in Section XXXII). In the event of conflict between this Order and any appendix, this Order shall control.

l. “Paragraph” shall mean a portion of this Order identified by an Arabic numeral.

m. “Parties” shall mean EPA, Settling Federal Agencies, and Respondent.

n. “Past Response Costs” shall mean all costs, including, but not limited to, direct and indirect costs, that the United States paid at or in connection with the Site through the Effective Date of this Order.

o. “RCRA” shall mean the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901, et seq. (also known as the Resource Conservation and Recovery Act).

p. “Respondent” or “USEC” shall mean the United States Enrichment Corporation including any of its parents, subsidiaries or affiliates, or any of officers, employees, or directors.

q. “Respondent’s Statement of Work” or “SOW” shall mean the statement of work for implementation of the USEC-Lead Work, as set forth in Appendix A to this Order, and any modifications made thereto in accordance with this Order.

r. “Section” shall mean a portion of this Order identified by a Roman numeral.

s. “Settling Federal Agencies” shall mean the United States Department of Energy and United States Department of the Army, which are resolving any claims that have been or could have been asserted against them with respect to the payment or incurrence of response and oversight costs required by this Order.

t. “Site” shall mean the Starmet Superfund Site, located at 365 Metal Drive, in Barnwell, Barnwell County, South Carolina, and depicted generally on the map attached as Appendix B.

u. “Starmet” shall mean Starmet CMI, Starmet Corporation and any and all of their current or former subsidiaries, parents, affiliates, predecessors, or successors.

v. “State” shall mean the State of South Carolina.

w. “United States” shall mean the United States of America, including all of its departments, agencies, and instrumentalities which includes without limitation EPA, the Settling Federal Agencies, and any Federal Natural Resources Trustee.

x. “USEC” shall mean the United States Enrichment Corporation, a Delaware corporation, and does not include the United States Enrichment Corporation, defined below as “USEC Federal,” which was a government corporation, and does not include any federal agency.

y. “USEC Federal” shall mean the United States Enrichment Corporation, a wholly owned government corporation and an agency and instrumentality of the United States.

z. “USEC-Lead Work” shall mean all activities that Respondent is required to perform under this Order, as described in the Respondent’s Statement of Work and Section VIII, Work To Be Performed.

aa. “Waste Material” shall mean 1) any “hazardous substance” under Section 101(14) of CERCLA, 42 U.S.C. § 9601(14); 2) any pollutant or contaminant under Section 101(33) of CERCLA, 42 U.S.C. § 9601(33); 3) any “solid waste” under Section 1004(27) of RCRA, 42 U.S.C. § 6903(27).

bb. “Work” shall mean all activities required under this order. It is the combination of EPA-Lead Work and USEC-Lead Work.

IV. FINDINGS OF FACT

     EPA finds as follows:

     8. From June, 1985 until August, 1993, approximately 17,079,177 pounds of depleted uranium hexafluoride (“UF6”) was shipped by the U.S. Department of Energy (“DOE”) from DOE’s uranium enrichment facility in Paducah KY, at the request of the Department of Defense (“DOD”) to the Starmet facility in Barnwell. Starmet performed work under DOD Contracts to convert the UF6 to uranium tetrafluoride (“UF4”) at Starmet. This process generated calcium fluoride, dry active waste (“DAW”), process wastewater, and other materials and waste products.

     9. Prior to 1993, much of the UF4 was further processed into uranium metal (i.e., “derbies”). This process generated magnesium fluoride, DAW, process wastewater, pyrophoric uranium scrap, and other materials as waste products. The metal was used to produce counter weights for high performance aircraft, and DU munitions at the Starmet facility in Concord, Massachusetts. Approximately 281 off-spec derbies remain on site.

     10. The Energy Policy Act of 1992 Pub. L. 102-486 created the United States Enrichment Corporation, a wholly owned government corporation and an agency and instrumentality of the United States (“USEC Federal”) as an interim measure towards the privatization of DOE’s uranium enrichment enterprise. On July 1, 1993, DOE’s uranium enrichment enterprise was transferred to USEC Federal and portions of DOE’s uranium enrichment plants in Paducah Kentucky and Portsmouth Ohio were leased to USEC Federal. Pursuant to the USEC Privatization Act, Pub. L. 104-134, the assets of USEC Federal were transferred to USEC and USEC was privatized on July 28, 1998. USEC Federal ceased to exist following this transfer.

     11. From August 1998 until September 2001, USEC shipped 12,758,824 lbs of UF6 to the Starmet facility in Barnwell, to be converted into UF4. Of this amount, 88,178 pounds were returned to USEC.

     12. Starmet also acquired UF4 (“lump cake” and “yellow cake”) from DOE. Much of this material was unsuitable for any use due to its physical properties, and an estimated 6028 drums of this material remains stored at the Site. A portion of these drums are deteriorating. Starmet also acquired de minimis quantities of materials from a number of other companies.

     13. In total, an estimated 11,800 drums of UF4 are stored at the Site. In addition, approximately 4,175 drums of calcium fluoride and 116 drums of magnesium fluoride are stored at the Site. There are 79 B25 boxes which contain scrap metal with UF4 residual. Additionally, there are 9 SeaLand containers on at the Site which contain, among other things, spent parts from Derby manufacturing. These parts are embedded with uranium contamination.

     14. A significant number of the steel drums used for the storage of the UF4 are visibly deteriorating, and many of the drums are leaking.

     15. Uranium metal scraps from machining operations were abandoned at the Site, and are generating explosive Hydrogen gas.

V. CONCLUSIONS OF LAW AND DETERMINATIONS

     16. Based on the Findings of Fact set forth above, and the Administrative Record supporting this removal action, EPA has determined that:

a. The Starmet Site is a “facility” as defined by Section 101(9) of CERCLA, 42 U.S.C. § 9601(9).

b. The contamination found at the Site, as identified in the Findings of Fact above, includes “hazardous substances” as defined by Section 101(14) of CERCLA, 42 U.S.C. § 9601(14).

c. Respondent and Settling Federal Agencies are “persons” as defined by Section 101(21) of CERCLA, 42 U.S.C. § 9601(21).

d. Respondent and Settling Federal Agencies are liable parties under Section 107(a) of CERCLA, 42 U.S.C. § 9607(a), and potentially responsible parties under Section 122(d)(3) of CERCLA, 42 U.S.C. § 9622(d)(3).

e. The conditions described in the Findings of Fact above constitute an actual or threatened “release” of a hazardous substance from the facility as defined by Section 101(22) of CERCLA, 42 U.S.C.§ 9601(22).

f. The removal action required by this Order is necessary to protect the public health, welfare, or the environment and, if carried out in compliance with the terms of this Order and the SOW and any modifications thereto, will be considered consistent with the NCP, as provided in Section 300.700(c)(3)(ii) of the NCP.

VI. ORDER

     Based upon the foregoing Findings of Fact, Conclusions of Law, Determinations, and the Administrative Record for this Site, it is hereby Ordered and Agreed that Respondent and the Settling Federal Agencies shall comply with all provisions of this Order, including, but not limited to, all appendices to this Order, the SOW, and all documents incorporated by reference into this Order.

VII. DESIGNATION OF CONTRACTOR, PROJECT COORDINATOR,AND ON-SCENE COORDINATOR

     17. Respondent shall retain one or more contractors to perform all or any portion of the Respondent’s Statement of Work and shall notify EPA of the names and qualifications of such contractors within thirty (30) days of the Effective Date. Respondent shall also notify EPA of the names and qualifications of any other contractors or subcontractors retained to perform the Respondent’s Statement of Work at least ten (10) days prior to commencement of such work.

EPA retains the right to disapprove of any or all of the contractors and/or subcontractors retained by Respondent. If EPA disapproves of a selected contractor, Respondent shall retain a different contractor and shall notify EPA of that contractor’s name and qualifications within thirty (30) days following EPA’s disapproval. EPA shall notify Respondent within five (5) days after receiving notice of the designated contractor, but retains right to disapprove at any time.

     18. Within fifteen (15) days after the Effective Date, Respondent shall designate a Project Coordinator who shall be responsible for administration of all actions by Respondent required by this Order and shall submit to EPA the designated Project Coordinator’s name, address, telephone number, and qualifications. To the greatest extent possible, the Project Coordinator shall be present on Site or readily available during implementation of USEC-Lead Work on site. EPA retains the right to disapprove of the designated Project Coordinator. If EPA disapproves of the designated Project Coordinator, and Respondent shall retain a different Project Coordinator and shall notify EPA of that person’s name, address, telephone number, and qualifications within fifteen (15) days following EPA’s disapproval. Receipt by Respondent’s Project Coordinator of any notice or communication from EPA relating to this Order shall constitute receipt by Respondent. EPA shall notify Respondent within five (5) days after receiving notice of the designated Project Coordinator but retains right to disapprove at any time.

     19. EPA has designated David Dorian of the Emergency Response and Removal Branch, Region 4, as its On-Scene Coordinator (“OSC”). Except as otherwise provided in this Order, Respondent shall direct all submissions required by this Order to the OSC at:

US EPA
Waste Division
61 Forsyth St, S.W.
Atlanta, GA 30303

     20. EPA and Respondent shall have the right, subject to Paragraph 18, to change their respective designated OSC or Project Coordinator. Respondent shall notify EPA five (5) days before such a change is made. The initial notification may be made orally, but shall be promptly followed by a written notice.

VIII. WORK TO BE PERFORMED

     21. This Order and the Work it requires provides for the removal of Waste Materials on the Site. Respondent shall, as described in the Respondent’s Statement of Work (Appendix A), perform all USEC-Lead Work required to remove all Waste Materials associated with chemical conversion of UF6 (to UF4) originating from USEC. EPA shall, with the funds provided by the Settling Federal Agencies, remove the remaining Waste Materials in and around the Reduction Building and the Depleted Uranium Center.

     22. Work Plan and Implementation.

a. Within ninety (90) days after the Effective Date, Respondent shall submit to EPA for approval a draft Work Plan for performing the Respondent’s Statement of Work. (Hereinafter “Work Plan”). The draft Work Plan shall provide a description of, and an expeditious schedule for, the actions required by this Order.

b. EPA may approve, disapprove, require revisions to, or modify the draft Work Plan in whole or in part. If EPA requires revisions, Respondent shall submit a revised draft Work Plan within fourteen (14) days of receipt of EPA’s notification of the required revisions. Respondent shall implement the Work Plan as approved in writing by EPA in accordance with the schedule approved by EPA. Once approved, or approved with modifications, the Work Plan, the schedule, and any subsequent modifications shall be incorporated into and become fully enforceable under this Order.

c. Unless otherwise agreed to by the OSC, Respondent shall not commence implementation of the Work Plan developed hereunder until receiving written EPA approval pursuant to Paragraph 22(b).

     23. Health and Safety Plan. Within ninety (90) days after the Effective Date, Respondent shall submit for EPA review and comment a plan that ensures the protection of the public health and safety during performance of on-Site work under this Order. This plan shall be prepared in accordance with EPA’s Standard Operating Safety Guide (PUB 9285.1-03, PB 92-963414, June 1992) (“Guide”). In addition, the plan shall comply with all currently applicable Occupational Safety and Health Administration (“OSHA”) regulations found at 29 C.F.R. Part 1910. If EPA determines that it is appropriate, the plan shall also include contingency planning. Respondent shall incorporate all changes to the plan recommended by EPA and shall implement the plan during the pendency of the removal action.

     24. Radiation Protection Plan. Within ninety (90) days after the Effective Date, Respondent shall submit for EPA review and comment a Radiation Protection Plan. This plan shall comply with the State of South Carolina Department of Health and Environmental Control Regulation 61-63 Radioactive Materials and applicable OSHA regulations found in 10 C.F.R. Part 20.

     25. EPA Approval of Plans and Other Submissions.

a. After review of any plan, report or other item which is required to be submitted for approval pursuant to this Order, EPA shall, consistent with the SOW, the Guide and ARARs (as that term is defined in Paragraph 40): (i) approve, in whole or in part, the submission; (ii) approve the submission upon specified conditions; (iii) modify the submission to cure the deficiencies; (iv) disapprove, in whole or in part, the submission, directing that the Respondent modify the submission; or (v) any combination of the above. However, EPA shall not modify a submission without first providing Respondent at least one notice of deficiency and an opportunity to cure within twenty (20) days (unless the EPA and Respondent agree to a longer time period), except where to do so would cause serious disruption to the work or where previous submissions have been disapproved due to material defects and the deficiencies in the submission under consideration indicate a bad faith lack of effort to submit an acceptable deliverable.

b. In the event of approval, approval upon conditions, or modification by EPA, pursuant to subparagraphs (i), (ii) or (iii), Respondent shall proceed to take any action required by the plan, report, or other item, as approved or modified by EPA, subject only to their right to invoke the Dispute Resolution procedures set forth in Section XVI (Dispute Resolution) with respect to the modifications or conditions made by EPA. In the event that EPA modifies the submission to cure the deficiencies pursuant to subparagraph (iii) and the submission has a material defect, EPA retains its right to seek stipulated penalties, as provided in Section XVIII (Stipulated Penalties).

26. Resubmission of Plans

a. Upon receipt of a notice of disapproval pursuant to subparagraph (iv), Respondent shall, within twenty (20) days or such longer time as specified by EPA in such notice, correct the deficiencies and resubmit the plan, report, or other item for approval. Any stipulated penalties applicable to the submission, as provided in Section XVIII, shall accrue during the 20-day period or otherwise specified period but shall not be payable unless the resubmission is disapproved or modified due to a material defect as provided in Paragraph 26d.

b. Notwithstanding the receipt of a notice of disapproval pursuant to subparagraph (iv), Respondent shall proceed, at the direction of EPA, to take any action required by any non-deficient portion of the submission. Implementation of any non-deficient portion of a submission shall not relieve Respondent of any liability for stipulated penalties under Section XVIII (Stipulated Penalties).

c. In the event that a resubmitted plan, report or other item, or portion thereof, is disapproved by EPA, EPA may again require the Respondent to correct the deficiencies, in accordance with the preceding Paragraphs. EPA also retains the right to modify or develop the plan, report or other item. Respondent shall implement any such plan, report, or item as modified or developed by EPA, subject only to their right to invoke the procedures set forth in Section XVI (Dispute Resolution).

d. If upon resubmission, a plan, report, or item is disapproved or modified by EPA due to a material defect, Respondent shall be deemed to have failed to submit such plan, report, or item timely and adequately unless the Respondent invokes the dispute resolution procedures set forth in Section XVI (Dispute Resolution) and EPA’s action is overturned pursuant to that Section. The provisions of Section XVI(Dispute Resolution) and Section XVIII (Stipulated Penalties) shall govern the implementation of the work and accrual and payment of any stipulated penalties during Dispute Resolution. If EPA’s disapproval or modification is upheld, stipulated penalties shall accrue for such violation from the date on which the initial submission was originally required, as provided in Section XVIII.

e. All plans, reports, and other items required to be submitted to EPA under this Order shall, upon approval or modification by EPA, be enforceable under this Order. In the event EPA approves or modifies a portion of a plan, report, or other item required to be submitted to EPA under this Order, the approved or modified portion shall be enforceable under this Order.

27. Quality Assurance and Sampling.

a. All sampling and analyses performed pursuant to this Order shall conform to EPA direction, approval, and guidance regarding sampling, quality assurance/quality control (“QA/QC”), data validation, and chain of custody procedures. Respondent shall ensure that the laboratory used to perform the analyses participates in a QA/QC program that complies with the appropriate EPA guidance. Respondent shall follow, as appropriate, “Guidance for the Data Quality Objectives Process” (EPA/600/R-96/055) and “EPA Guidance for Quality Assurance Project Plans” (EPA/600/R-98/018). Respondent shall only use laboratories that have a documented Quality System that complies with ANSI/ASQC E-4 1994, “Specifications and Guidelines for Quality Systems for Environmental Data Collection and Environmental Technology Programs” (American National Standard, January 5, 1995), and “EPA Requirements for Quality Management Plans (QA/R-2) (EPA/240/B-01/002, March 2001),” or equivalent documentation as determined by EPA. EPA may consider laboratories accredited under the National Environmental Laboratory Accreditation Program (“NELAP”) as meeting the Quality System requirements.

b. Upon request by EPA, Respondent shall have such a laboratory analyze samples submitted by EPA for QA monitoring. Respondent shall provide to EPA the QA/QC procedures followed by all sampling teams and laboratories performing data collection and/or analysis.

c. Upon request by EPA, Respondent shall allow EPA or its authorized representatives to take split and/or duplicate samples. Respondent shall notify EPA not less than seven (7) days in advance of any sample collection activity, unless shorter notice is agreed to by EPA. EPA shall have the right to take any additional samples that EPA deems necessary. Upon request, EPA shall allow Respondent to take split or duplicate samples of any samples it takes as part of its oversight of USEC-Lead Work.

28. Reporting.

a. Respondent shall submit a written progress report to EPA concerning actions undertaken pursuant to this Order on a monthly basis, with the first report to be issued within ten (10) days following the month of EPA’s approval of the Work Plan until termination of this Order, unless otherwise directed in writing by the OSC. These reports shall describe all significant developments during the preceding period, including the actions performed and any problems encountered, analytical data received during the reporting period, and the developments anticipated during the next reporting period, including a schedule of actions to be performed, anticipated problems, and planned resolutions of past or anticipated problems. The monthly reports shall also include a listing of the quantities and types of materials sent offsite and the ultimate destination of such materials.

b. Respondent shall submit three (3) copies of all plans, reports or other submissions required by this Order, the Respondent’s Statement of Work, or any approved work plan. Upon request by EPA, Respondent shall submit such documents in electronic form.

     29. Final Report. Within ninety (90) days after completion of all USEC-Lead Work required by this Order, Respondent shall submit for EPA review a final report summarizing the actions taken to comply with this Order. The final report shall conform, at a minimum, with the requirements set forth in Section 300.165 of the NCP entitled “OSC Reports.” The final report shall include a good faith estimate of total costs or a statement of actual costs incurred in complying with the Order, a listing of quantities and types of materials removed off-Site or handled on-Site, a discussion of removal and disposal options that it considered for those materials, a listing of the ultimate destination of those materials, a presentation of the analytical results of all sampling and analyses performed, and accompanying appendices containing all relevant documentation generated during the removal action (e.g., manifests, invoices, bills, contracts, and permits). The final report shall also include the following certification signed by a person who supervised or directed the preparation of that report:

     “I certify under penalty of law that this document and all attachments were prepared under my direction or supervision in accordance with a system designed to assure that qualified personnel properly gather and evaluate the information submitted. Based on my inquiry of the person or persons directly responsible for gathering the information, the information submitted is, to the best of my knowledge and belief, true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.”

     30. Off-Site Shipments.

a. Respondent shall, prior to any off-Site shipment of a hazardous substance from the Site to an out-of-state waste management facility, provide written notification of such shipment of a hazardous substance to the appropriate state environmental official in the receiving facility’s state and to the On-Scene Coordinator. However, this notification requirement shall not apply to any off-Site shipments when both the total volume of all such shipments will not exceed 10 cubic yards and the activity of such material neither exceeds 30 pCi/gram nor presents a dose of 10 mRem at the surface of the material.

Respondent shall include in the written notification the following information: 1) the name and location of the facility to which the hazardous substance is to be shipped; 2) the type and quantity of the hazardous substance to be shipped; 3) the expected schedule for the shipment of the hazardous substance; and 4) the method of transportation. Respondent shall notify the state in which the planned receiving facility is located of major changes in the shipment plan, such as a decision to ship the hazardous substance to another facility within the same state, or to a facility in another state.

b. Before shipping any hazardous substances, pollutants, or contaminants from the Site to an off-site location other than as provided in the SOW, Respondent shall obtain EPA’s certification that the proposed receiving facility is operating in compliance with the requirements of CERCLA Section 121(d)(3), 42 U.S.C. § 9621(d)(3), and 40 C.F.R. § 300.440. Respondent shall only send hazardous substances, pollutants, or contaminants from the Site to an off-site facility that complies with the requirements of the statutory provision and regulation cited in the preceding sentence.

IX. SITE ACCESS

     31. The Respondent and its contractors will be granted access to the Site to implement this Order pursuant to an EPA Administrative Order, Docket Number 04-2003-3750, (Attachment A) which also provides EPA, the State, and their representatives, including contractors, with access at all reasonable times to the Site for the purpose of conducting any activity related to this Order. USEC, including its representatives and contractors, is designated as EPA’s representative pursuant to 40 CFR §300.400(d)(3).

     32. Notwithstanding any provision of this Order, EPA retains all of its access authorities and rights including enforcement authorities related thereto, under CERCLA, RCRA, and any other applicable statutes or regulations

X. ACCESS TO INFORMATION

     33. Respondent shall provide to EPA, upon request, copies of all documents and information within their possession or control or that of their contractors or agents relating to activities at the Site under this Order, or to the implementation of this Order, including, but not limited to, sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing, correspondence, or other documents or information related to the Work. Respondent shall also make available to EPA, for purposes of investigation, information gathering, or testimony, their employees, agents, or representatives with knowledge of relevant facts concerning the performance of the Work under this Order.

     34. Respondent may assert business confidentiality claims covering part or all of the documents or information submitted to EPA under this Order to the extent permitted by and in accordance with Section 104(e)(7) of CERCLA, 42 U.S.C. § 9604(e)(7), and 40 C.F.R.

§ 2.203(b). Documents or information determined to be confidential by EPA will be afforded the protection specified in 40 C.F.R. Part 2, Subpart B. If no claim of confidentiality accompanies documents or information when they are submitted to EPA, or if EPA has notified Respondent that the documents or information are not confidential under the standards of Section 104(e)(7) of CERCLA or 40 C.F.R. Part 2, Subpart B, the public may be given access to such documents or information without further notice to Respondent.

     35. Respondent may assert that certain documents, records and other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If the Respondent assert such a privilege in lieu of providing documents, they shall provide EPA with the following: 1) the title of the document, record, or information; 2) the date of the document, record, or information; 3) the name and title of the author of the document, record, or information; 4) the name and title of each addressee and recipient; 5) a description of the subject of the document, record, or information; and 6) the privilege asserted by Respondent. However, no documents, reports or other information created or generated pursuant to the requirements of this Order shall be withheld on the grounds that they are privileged.

     36. No claim of confidentiality shall be made with respect to any data, concerning the conditions at or around the Site, including, but not limited to, all sampling, analytical, monitoring, hydrogeologic, scientific, chemical, or engineering data, or any other documents or information evidencing conditions at or around the Site.

XI. RECORD RETENTION

     37. Until five (5) years after Respondent’s receipt of EPA’s notification pursuant to Section XXX (Notice of Completion of Work), Respondent shall preserve and retain all non-identical copies of records and documents (including records or documents in electronic form) now in its possession or control or which come into its possession or control that relate in any manner to the performance of the Work or the liability of any person under CERCLA with respect to the Site, regardless of any corporate retention policy to the contrary. Until five (5) years after Respondent’s receipt of EPA’s notification pursuant to Section XXX (Notice of Completion of Work), Respondent shall also instruct their contractors and agents to preserve all documents, records, and information of whatever kind, nature or description relating to performance of the Work.

     38. At the conclusion of this document retention period, Respondent shall notify EPA at least ninety (90) days prior to the destruction of any such records or documents, and, upon request by EPA, Respondent shall deliver any such records or documents to EPA. Respondent may assert that certain documents, records and other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If Respondent asserts such a privilege, they shall provide EPA with the following: 1) the title of the document, record, or information; 2) the date of the document, record, or information; 3) the name and title of the author of the document, record, or information; 4) the name and title of each addressee and recipient; 5) a description of the subject of the document, record, or information; and 6) the privilege asserted by Respondent. However, no documents, reports or other information created or generated pursuant to the requirements of this Order shall be withheld on the grounds that they are privileged.

     39. Respondent hereby certifies that to the best of its knowledge and belief, after reasonable inquiry, it has not altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents or other information (other than identical copies, drafts or documents received from or provided to EPA) relating to its potential liability regarding the Site since notification of potential liability by EPA or the State or the filing of suit against it regarding the Site and that it has fully complied with any and all EPA requests for information pursuant to Sections 104(e) and 122(e) of CERCLA, 42 U.S.C. §§ 9604(e) and 9622(e), and Section 3007 of RCRA, 42 U.S.C. § 6927.

XII. COMPLIANCE WITH OTHER LAWS

     40. Respondent shall perform all actions required pursuant to this Order in accordance with all applicable local, state, and federal laws and regulations except as provided in Section 121(e) of CERCLA, 42 U.S.C. § 6921(e), and 40 C.F.R. §§ 300.400(e) and 300.415(j). In accordance with 40 C.F.R. § 300.415(j), all on-Site actions required pursuant to this Order shall, to the extent practicable, as determined by EPA, considering the exigencies of the situation, attain applicable or relevant and appropriate requirements (“ARARs”) under federal environmental or state environmental or facility siting laws.

XIII. EMERGENCY RESPONSE AND NOTIFICATION OF RELEASES

     41. In the event of any action or occurrence during performance of the USEC-Lead Work which causes or threatens a release of Waste Material from the Site that constitutes an emergency situation or may present an immediate threat to public health or welfare or the environment, Respondent shall immediately take all appropriate action. Respondent shall take these actions in accordance with all applicable provisions of this Order, including, but not limited to, the Health and Safety Plan, in order to prevent, abate or minimize such release or endangerment caused or threatened by the release. Respondent shall also immediately notify the OSC or, in the event of his/her unavailability, the Regional Duty Officer Region 4, EERB at 404-562-8700 of the incident or Site conditions. In the event that Respondent fails to take appropriate response action as required by this Paragraph, and EPA takes such action instead, Respondent shall reimburse EPA all costs of the response action not inconsistent with the NCP pursuant to Section XV (Payment of AOC Oversight Costs by Respondent.)

     42. In addition, in the event of any release of a hazardous substance from the Site to an off-Site location in the course of implementing USEC-Lead Work, Respondent shall immediately notify the OSC at (404)-562-8700 and the National Response Center at (800) 424-8802. Respondent shall submit a written report to EPA within seven (7) days after each release, setting forth the events that occurred and the measures taken or to be taken to mitigate any release or endangerment caused or threatened by the release and to prevent the reoccurrence of such a release. This reporting requirement is in addition to, and not in lieu of, reporting under Section 103(c) of CERCLA, 42 U.S.C. § 9603(c), and Section 304 of the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11004, et seq.

XIV. AUTHORITY OF ON-SCENE COORDINATOR

     43. The OSC shall be responsible for overseeing Respondent’s implementation of this Order. The OSC shall have the authority vested in an OSC by the NCP, including the authority to halt, conduct, or direct any Work required by this Order. Absence of the OSC from the Site shall not be cause for stoppage of work unless specifically directed by the OSC.

XV. PAYMENT OF AOC OVERSIGHT COSTS BY RESPONDENT

44. Payments for AOC Oversight Costs.

a. Respondent shall reimburse EPA for Respondent’s share of AOC Oversight Costs that were incurred not inconsistent with the NCP. Respondent’s share of EPA’s AOC Oversight Costs includes (1) all costs that are attributable to oversight of Respondent’s activities under this Order, (2) one-half of the cost of services shared by Respondent and EPA, such as site security and utilities that cannot be separately metered, and that have been paid or incurred by EPA, (3) Respondent’s proportional cost of services, such as wastewater treatment, where it is practicable to apply a unit rate to Respondent’s usage, and (4) EPA’s indirect costs associated with 1-3 above.

b. On a periodic basis, EPA will send Respondent a bill that identifies and requires payment of Respondent’s share of AOC Oversight Costs. The bill shall include a SCORPIOS report. Respondent shall make all payments within thirty (30) days of receipt of each bill requiring payment, except as otherwise provided in Paragraph 46 of this Order.

c. Respondent shall make all payments required by this Paragraph by a certified or cashier’s check or checks made payable to “EPA Hazardous Substance Superfund,” referencing the name and address of the parties making payment and EPA Site/Spill ID number A48Q. Respondent shall send the checks to:

US EPA Region 4
Superfund Accounting
PO Box 100142
Atlanta, GA 30384

d. At the time of payment, Respondent shall send notice that payment has been made to:

Paula Batchelor	Kevin Beswick, Esq.
U.S. EPA Region 4	U.S. EPA Region 4
4WD-PSB/11th floor	Environmental Accountability Division
61 Forsyth Street, S.W.	61 Forsyth Street, S.W.
Atlanta, GA 30303-8960	Atlanta, GA 30303-8960

e. The total amount to be paid by Respondent pursuant to Paragraph 44(a) shall be deposited in the Starmet Special Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance response actions at or in connection with the Site, or to be transferred by EPA to the EPA Hazardous Substance Superfund.

     45. In the event that the payment for AOC Oversight Costs are not made within thirty (30) days of Respondent’s receipt of a bill, Respondent shall pay Interest on the unpaid balance. The Interest on AOC Oversight Costs shall begin to accrue on the due date of the bill and shall continue to accrue until the date of payment. Payments of Interest made under this Paragraph shall be in addition to such other remedies or sanctions available to the United States by virtue of Respondent’s failure to make timely payments under this Section, including but not limited to, payment of stipulated penalties pursuant to Section XVIII.

     46. Respondent may dispute all or part of a bill for AOC Oversight Costs submitted under this Order, if Respondent alleges that EPA has made an accounting error, or if Respondent alleges that a cost item is inconsistent with the NCP. If any dispute over costs is resolved before payment is due, the amount due will be adjusted as necessary. If the dispute is not resolved before payment is due, Respondent shall pay the full amount of the uncontested costs to EPA as specified in Paragraph 44 on or before the due date. Within the same time period, Respondent shall pay the full amount of the contested costs into an interest-bearing escrow account. Respondent shall simultaneously transmit a copy of both checks to the persons listed in Paragraph 44(d) above. Respondent shall ensure that the prevailing party or parties in the dispute shall receive the amount upon which they prevailed from the escrow funds plus interest within fifteen (15) days after the dispute is resolved.

XVI. DISPUTE RESOLUTION

     47. Unless otherwise expressly provided for in this Order, the dispute resolution procedures of this Section shall be the exclusive mechanism for resolving disputes arising under this Order. The Parties shall attempt to resolve any disagreements concerning this Order expeditiously and informally.

     48. If Respondent objects to any EPA action taken pursuant to this Order, including billings for AOC Oversight Costs, they shall notify EPA in writing of their objections within fifteen (15) days of such action, unless the objections has/have been resolved informally. EPA and Respondent shall have thirty (30) days from EPA’s receipt of Respondent’s written objections to resolve the dispute through formal negotiations (the “Negotiation Period”). The Negotiation Period may be extended at the sole discretion of EPA.

     49. Any agreement reached by the parties pursuant to this Section shall be in writing and shall, upon signature by both parties, be incorporated into and become an enforceable part of this Order. If the Parties are unable to reach an agreement within the Negotiation Period, an EPA management official at the Division Director level or higher will issue a written decision on the dispute to Respondent. EPA’s decision shall be incorporated into and become an enforceable part of this Order. Respondent’s obligations under this Order shall not be tolled by submission of any objection for dispute resolution under this Section. Following resolution of the dispute, as provided by this Section, Respondent shall fulfill the requirement that was the subject of the dispute in accordance with the agreement reached or with EPA’s decision, whichever occurs.

XVII. FORCE MAJEURE

     50. Respondent agrees to perform all requirements of this Order within the time limits established under this Order, unless the performance is delayed by a force majeure. For purposes of this Order, a force majeure is defined as any event arising from causes beyond the control of Respondent, or of any entity controlled by Respondent, including but not limited to their contractors and subcontractors, which delays or prevents performance of any obligation under this Order despite Respondent’s best efforts to fulfill the obligation. Force majeure does not include financial inability to complete the USEC-Lead Work or increased cost of performance.

     51. If any event occurs or has occurred that may delay the performance of any obligation under this Order, whether or not caused by a force majeure event, Respondent shall notify EPA orally within forty-eight (48) hours of when Respondent first knew that the event might cause a delay. Within five (5) days thereafter, Respondent shall provide to EPA in writing an explanation and description of the reasons for the delay; the anticipated duration of the delay; all actions taken or to be taken to prevent or minimize the delay; a schedule for implementation of any measures to be taken to prevent or mitigate the delay or the effect of the delay; Respondent’s rationale for attributing such delay to a force majeure event if they intend to assert such a claim; and a statement as to whether, in the opinion of Respondent, such event may cause or contribute to an endangerment to public health, welfare or the environment. Failure to comply with the above requirements shall preclude Respondent from asserting any claim of force majeure for that event for the period of time of such failure to comply and for any additional delay caused by such failure.

     52. If EPA agrees that the delay or anticipated delay is attributable to a force majeure event, the time for performance of the obligations under this Order that are affected by the force majeure event will be extended by EPA for such time as is necessary to complete those obligations. An extension of the time for performance of the obligations affected by the force majeure event shall not, of itself, extend the time for performance of any other obligation. If EPA does not agree that the delay or anticipated delay has been or will be caused by a force majeure event, EPA will notify Respondent in writing of its decision. If EPA agrees that the delay is attributable to a force majeure event, EPA will notify Respondent in writing of the length of the extension, if any, for performance of the obligations affected by the force majeure event. In either case, EPA shall endeavor to provide its response to Respondent within ten (10) days of receiving Respondent’s written notification provided to EPA in accordance with Paragraph 51.

XVIII. STIPULATED PENALTIES

     53. Respondent shall be liable to EPA for stipulated penalties in the amounts set forth in Paragraphs 54 and 55 for failure to comply with the requirements of this Order specified below, unless excused under Section XVII (Force Majeure). “Compliance” by Respondent shall include completion of the Respondent’s activities required under this Order, or any USEC-Lead Work under this Order identified below in accordance with all applicable requirements of law, this Order, the SOW, and any plans or other documents approved by EPA pursuant to this Order and within the specified time schedules established by and approved under this Order.

     54. Stipulated Penalty Amounts — Work.

a. The following stipulated penalties shall accrue per violation per day for any noncompliance identified in Paragraph 54.b:

Penalty Per Violation Per Day	Period of Noncompliance

$100	1st through 30th day
$200	31st through 60th day
$500	61st day and beyond

b. Compliance Milestones: Completion of the USEC-Lead Work described in Respondent’s Statement of Work, on or before the date for the completion of all work as set forth in the approved Respondent’s Work Plan, unless (1) EPA shall have agreed to an extension of such scheduled completion date, or (2) if excused under Section XVII (Force Majeure).

     55. Stipulated Penalty Amounts — Reports. The following stipulated penalties shall accrue per report per day for failure to submit timely or adequate reports or other written documents pursuant to Paragraphs 22 through 29:

Penalty Per Violation Per Day	Period of Noncompliance

$100	1st through 30th day
$200	31st through 60th day
$500	61st day and beyond

     56. In the event that EPA assumes performance of a portion or all of the USEC Lead Work required under this Order, pursuant to Paragraph 72, Respondent shall be liable for a stipulated penalty in the amount of $200,000.

     57. All penalties shall begin to accrue on the day after the complete performance is due or the day a violation occurs, and shall continue to accrue through the final day of the correction of the noncompliance or completion of the activity. However, stipulated penalties shall not accrue: 1) with respect to a deficient submission under Section VIII (Work to be Performed), during the period, if any, beginning on the 31st day after EPA’s receipt of such submission until the date that EPA notifies Respondent of any deficiency; and 2) with respect to a decision by the EPA Management Official at the Division Director level or higher, under Paragraph 49 of Section XVI (Dispute Resolution), during the period, if any, beginning on the 21st day after the Negotiation Period begins until the date that the EPA management official issues a final decision regarding such dispute. Nothing herein shall prevent the simultaneous accrual of separate penalties for separate violations of this Order.

     58. Following EPA’s determination that Respondent has failed to comply with a requirement of this Order, EPA may give Respondent written notification of the failure and describe the noncompliance. EPA may send Respondent a written demand for payment of the penalties. However, penalties shall accrue as provided in the preceding Paragraph regardless of whether EPA has notified Respondent of a violation.

     59. All penalties accruing under this Section shall be due and payable to EPA within thirty (30) days of Respondent’s receipt from EPA of a demand for payment of the penalties, unless Respondent invokes the dispute resolution procedures under Section XVI (Dispute Resolution). All payments to EPA under this Section shall be paid by certified or cashier’s checks made payable to “EPA Hazardous Substances Superfund,” and mailed to:

US EPA Region 4
Superfund Accounting
PO Box 100142
Atlanta, GA 30384,

The check shall indicate that the payment is for stipulated penalties, and shall reference the EPA Region and Site/Spill ID Number A48Q, the EPA Docket Number   , and the name and address of the party making payment. Copies of checks paid pursuant to this Section, and any accompanying transmittal letters, shall be sent to EPA as provided in Paragraph 19, and to:

Paula Batchelor	Kevin Beswick, Esq.
U.S. EPA Region 4	U.S. EPA Region 4
4WD-PSB/11th floor	Environmental Accountability Division
61 Forsyth Street, S.W.	61 Forsyth Street, S.W.
Atlanta, GA 30303-8960	Atlanta, GA 30303-8960

     60. The payment of penalties shall not alter in any way Respondent’s obligation to complete performance of the USEC-Lead Work required under this Order.

     61. Penalties shall continue to accrue during any dispute resolution period, but need not be paid until fifteen (15) days after the dispute is resolved by agreement or by receipt of EPA’s decision.

     62. If Respondent fails to pay stipulated penalties when due, EPA may institute proceedings to collect the penalties, as well as Interest. Respondent shall pay Interest on the unpaid balance, which shall begin to accrue on the date of demand made pursuant to Paragraph 58. Nothing in this Order shall be construed as prohibiting, altering, or in any way limiting the ability of EPA to seek any other remedies or sanctions available by virtue of Respondent’s violation of this Order or of the statutes and regulations upon which it is based, including, but not limited to, penalties pursuant to Sections 106(b) and 122(l) of CERCLA, 42 U.S.C. §§ 9606(b) and 9622(l), and punitive damages pursuant to Section 107(c)(3) of CERCLA, 42 U.S.C. § 9607(c)(3). Provided, however, that EPA shall not seek civil penalties pursuant to Section 106(b) or 122(l) of CERCLA or punitive damages pursuant to Section 107(c)(3) of CERCLA for any violation for which a stipulated penalty is provided herein, except in the case of a willful violation of this Order, or in the event that EPA assumes performance of a portion or all of the Work pursuant to Section XXI, Paragraph 72. Notwithstanding any other provision of this Section, EPA may, in its unreviewable discretion, waive any portion of stipulated penalties that have accrued pursuant to this Order.

XIX. PAYMENT OF EPA’s REMOVAL ACTION COSTS BY SETTLING FEDERAL AGENCIES

     63. Settling Federal Agencies shall pay EPA for EPA’s Removal Action Costs. Payment to EPA of EPA’s Removal Action Costs shall be made by Settling Federal Agencies in installments as provided below.

     (a) Initial Installment. As soon as reasonably practicable after the execution of this agreement, the United States, on behalf of the Settling Federal Agencies, shall pay to the EPA Hazardous Substance Superfund $15,000,000.00 by Electronic Funds Transfer. EPA shall deposit this money paid pursuant to this AOC into the EPA Hazardous Substance Superfund, Starmet Special Account. This payment amount is based on the total currently-estimated cost to perform the EPA-Lead Work in this Order.

     (b) Contingent Second Installment. If, at any time, but no earlier than six (6) months after the Effective Date hereof, EPA determines that the cost to perform the EPA-Lead Work will exceed $15 million, and thus the amount of money in the Starmet Special Account is less than the amount projected by the OSC to be needed to complete the EPA-Lead Work, the Parties shall execute an amendment to this AOC which shall provide for an additional payment by the United States, on behalf of the Settling Federal Agencies, into the EPA Hazardous Substance Superfund, Starmet Special Account, of a sum equal to the newly-estimated cost of completing the EPA-

Lead Work. The Parties’ agreement concerning the payment of any such second installment shall be memorialized in writing and made an enforceable part of this Order, which may be amended only by mutual consent of the Parties.

     (c). Contingent Final Payment — In the event that the second installment payment is not sufficient to pay for all costs of EPA-Lead Work, then upon completion of the Work, EPA shall submit to Settling Federal Agencies a bill requiring payment of such unreimbursed EPA-Lead Work Costs. Such bill shall include a SCORPIOS report. Settling Federal Agencies shall make payment to EPA as soon as reasonably practical.

     64. If any payment to the EPA Hazardous Substances Superfund required by this section is not made as soon as reasonably practicable, the appropriate EPA Regional Branch Chief may raise any issues relating to payment to the appropriate DOJ Assistant Section Chief for the Environmental Defense Section. In any event, if this payment is not made within one hundred twenty (120) days after the effective date of this Agreement, EPA and DOJ have agreed to resolve the issue within thirty (30) days in accordance with procedures set forth in the letter agreement entitled “Agreement On Procedures To Address Consent Decree Payments By Federal PRPs to the Superfund”, dated December 28, 1998.

     65. In the event that payment by the Settling Federal Agencies is not made within ninety (90) days of the effective date of this Agreement, interest on the unpaid balance shall be paid at the rate established pursuant to Section 107(a) of CERCLA, 42 U.S.C. § 9607(a), commencing on the effective date of this Agreement and accruing through the date of the payment.

     66. The parties to this Order recognize and acknowledge that the payment obligations of the Settling Federal Agencies under Paragraphs 63 (a) (b) and (c) of this Order can only be paid from appropriated funds legally available for such purpose. Nothing in this Order shall be interpreted or construed as a commitment or requirement that the Settling Federal Agencies obligate or pay funds in contravention of the Anti-Deficiency Act, 31 U.S.C. § 1341, or any other applicable provision of law.

     67. Following completion of the EPA-Lead Work, any money remaining in the Starmet Special Account shall only be applied to credit the further liability of the United States in contribution for additional response costs at the Site. Such money shall be retained and used to conduct or finance response actions at or in connection with the Site.

XX. COVENANTS NOT TO SUE BY THE UNITED STATES

     68. In consideration of the actions that will be performed and the payments that will be made by Respondent under the terms of this Order, and except as otherwise specifically provided in this Order, the United States covenants not to sue or to take administrative action against Respondent pursuant to Sections 106 and 107(a) of CERCLA, 42 U.S.C. §§ 9606 and 9607(a), for performance of the Work, for recovery of the costs of the Work or AOC Oversight Costs, and for EPA’s Removal Action Costs. These covenants not to sue or take administrative action shall take effect upon the Effective Date and are conditioned upon the complete and satisfactory performance of all obligations under this Order, including, but not limited to, payment of AOC Oversight Costs by Respondent pursuant to Section XV and payment of EPA’s Removal Action Costs by the Settling Federal Agencies pursuant to Section XIX. These covenants extends only to Respondent and do not extend to any other person.

     69. Except as otherwise specifically provided in this Order, in consideration of the payments that will be made by the United States on behalf of the Settling Federal Agencies under the terms of this Order, including payment of all of EPA’s Removal Action Costs, EPA covenants not to take administrative action against the Settling Federal Agencies pursuant to Section 107(a) of CERCLA, 42 U.S.C. § 9607(a), for the Work, for recovery of the costs of the Work or AOC Oversight Costs, and for EPA’s Removal Action Costs under this Order. EPA’s covenant shall take effect upon receipt of the payment required under Paragraph 63. This covenant is conditioned upon the satisfactory performance by the Settling Federal Agencies of their obligations under this Order. This covenant extends only to the Settling Federal Agencies and does not extend to any other person.

XXI. RESERVATIONS OF RIGHTS BY THE UNITED STATES

     70. Except as specifically provided in this Order, nothing herein shall limit the power and authority of EPA or the United States to take, direct, or order all actions necessary to protect public health, welfare, or the environment or to prevent, abate, or minimize an actual or threatened release of hazardous substances, pollutants or contaminants, or hazardous or solid waste on, at, or from the Site. Further, nothing herein shall prevent EPA from seeking legal or equitable relief to enforce the terms of this Order, from taking other legal or equitable action as it deems appropriate and necessary, or from requiring Respondent or Settling Federal Agencies in the future to perform additional activities pursuant to CERCLA or any other applicable law.

     71. The covenants set forth in Section XX above do not pertain to any matters other than those expressly identified therein. EPA reserves the right to bring an action against the Respondent, and to take administrative action against the Settling Federal Agencies, with respect to all other matters, including, but not limited to:

a. claims based on a failure by Respondent or a Settling Federal Agency to meet a requirement of this Order;

b. liability for costs not included within the definition of AOC Oversight Costs or EPA’s Removal Action Costs;

c. liability for performance of response action other than the Work;

d. criminal liability;

e. liability for damages for injury to, destruction of, or loss of natural resources, and for the costs of any natural resource damage assessments;

f. liability arising from the past, present, or future disposal, release or threat of release of hazardous substances outside of the Site; and

g. liability for costs incurred or to be incurred by the Agency for Toxic Substances and Disease Registry related to the Site.

     72. USEC-Lead Work Takeover. In the event EPA determines that Respondent has ceased implementation of any portion of the USEC-Lead Work, is seriously or repeatedly deficient or late in their performance of that work, or is implementing that work in a manner which may cause an endangerment to human health or the environment, EPA may assume the performance of all or any portion of that work as EPA determines necessary. Except when EPA determines it is necessary to prevent endangerment to human health or the environment, prior to assuming performance of all or any portion of the USEC-Lead Work, EPA shall provide Respondent with notice of the deficiencies and at least thirty (30) days to cure any deficiencies identified in the notice. Respondent may invoke the procedures set forth in Section XVI (Dispute Resolution) to dispute EPA’s determination that takeover of the USEC-Lead Work is warranted under this Paragraph. Costs incurred by the United States in performing the USEC-Lead Work pursuant to this Paragraph shall be considered AOC Oversight Costs that Respondent shall pay pursuant to Section XV (Payment of AOC Oversight Costs by Respondent). Notwithstanding any other provision of this Order, EPA retains all authority and reserves all rights to take any and all response actions authorized by law.

XXII. COVENANT NOT TO SUE BY RESPONDENT

     73. Respondent covenants not to sue and agrees not to assert any claims or causes of action against the United States, or its contractors or employees, with respect to the Work or the costs of the Work, for AOC Oversight Costs, for EPA’s Removal Action Costs, or for any other costs incurred pursuant to this Order, including, but not limited to:

a. any direct or indirect claim for reimbursement from the Hazardous Substance Superfund established by 26 U.S.C. § 9507, based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. §§ 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

b. any claim arising out of response actions, oversight or response activities, or approval of plans for such activities at or in connection with the Site, including any claim under the United States Constitution, the South Carolina State Constitution, the Tucker Act, 28 U.S.C. § 1491, the Equal Access to Justice Act, 28 U.S.C. § 2412, as amended, or at common law; or

c. any claim against the United States pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. §§ 9607 and 9613, relating to the Work, AOC Oversight Costs, EPA’s Removal Action Costs, or any other costs incurred under this Order.

     74. Except as provided in Paragraph 76 (Waiver of Claims), these covenants not to sue shall not apply (i) in the event the United States brings a cause of action or issues an order pursuant to the reservations set forth in Paragraphs 71(b), (c), and (e) — (g), but only to the extent that Respondent’s claims arise from the same response action, response costs, or damages that the United States is seeking pursuant to the applicable reservation; or (ii) in the event the Settling Federal Agencies fail to meet their responsibilities to pay EPA’s Removal Action Costs or the costs of performing the work that is part of the EPA-Lead Work, as provided in paragraphs 63 through 66 above, and Respondent is required to incur such costs or perform such work, then Respondent shall retain the right to bring an action to recover any such EPA Removal Action Costs paid by Respondent, or to recover any costs incurred by Respondent in performing any portion of the work that is part of the EPA-Lead Work.

     75. Nothing in this Agreement shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611, or 40 C.F.R. § 300.700(d).

     76. Respondent agrees not to assert any claims and to waive all claims or causes of action that they may have for all matters relating to the Site, including for contribution, against any person where the person’s liability to Respondent with respect to the Site is based solely on having arranged for disposal or treatment, or for transport for disposal or treatment, of hazardous substances at the Site, or having accepted for transport for disposal or treatment of hazardous substances at the Site, if

a. the materials contributed by such person to the Site containing hazardous substances did not exceed the greater of i) 0.002% of the total volume of waste at the Site, or ii) 110 gallons of liquid materials or 200 pounds of solid materials.

b. This waiver shall not apply to any claim or cause of action against any person meeting the above criteria if EPA has determined that the materials contributed to the Site by such person contributed or could contribute significantly to the costs of response at the Site. This waiver also shall not apply with respect to any defense, claim, or cause of action that a Respondent may have against any person if such person asserts a claim or cause of action relating to the Site against such Respondent.

     77. Respondent agrees not to assert any claims and to waive all claims or causes of action that they may have for all matters relating to the Site, including for contribution, against any person that has entered into a final de minimis settlement under Section 122(g) of CERCLA, 42 U.S.C. § 9622(g), with EPA with respect to the Site as of the Effective Date. This waiver shall not apply with respect to any defense, claim, or cause of action that a Respondent may have against any person if such person asserts a claim or cause of action relating to the Site against such Respondent.

XXIII. COVENANT NOT TO SEEK REIMBURSEMENT BY SETTLING FEDERAL AGENCIES

     78. The Settling Federal Agencies hereby agree not to assert any direct or indirect claim for reimbursement from the Hazardous Substance Superfund (established pursuant to the Internal Revenue Code, 26 U.S.C. § 9507) through CERCLA §§ 106(b)(2), 107, 111, 112, 113, 42 U.S.C. §§ 9606(b)(2), 9607, 9611, 9612, 9613, or any other provision of law with respect to EPA’s Future Response Costs at the Site, or USEC-Lead Work.

XXIV. OTHER CLAIMS

     79. By issuance of this Order, the United States and EPA assume no liability for injuries or damages to persons or property resulting from any acts or omissions of Respondent. The United States or EPA shall not be deemed a party to any contract entered into by Respondent or their directors, officers, employees, agents, successors, representatives, assigns, contractors, or consultants in carrying out actions pursuant to this Order.

     80. Except as expressly provided in Paragraph 77, De Minimis Waivers, and Section XX (COVENANTS NOT TO SUE BY THE UNITED STATES), nothing in this Order constitutes a satisfaction of or release from any claim or cause of action against Respondent, Settling Federal Agencies, or any person not a party to this Order, for any liability such person may have under CERCLA, other statutes, or common law, including but not limited to any claims of the United States for costs, damages and interest under Sections 106 and 107 of CERCLA, 42 U.S.C. §§ 9606 and 9607.

     81. No action or decision by EPA pursuant to this Order shall give rise to any right to judicial review, except as set forth in Section 113(h) of CERCLA, 42 U.S.C. § 9613(h).

XXV. CONTRIBUTION PROTECTION

     82. The Parties agree that Respondent and the Settling Federal Agencies are entitled, as of the Effective Date, to protection from contribution actions or claims as provided by Sections 113(f)(2) and 122(h)(4) of CERCLA, 42 U.S.C. §§ 9613(f)(2) and 9622(h)(4), for “matters addressed” in this Order. The “matters addressed” in this Order are the Work, EPA’s Removal Action Costs, and AOC Oversight Costs. Except as provided in Paragraph 77, of this Order (De Minimis Waivers), nothing in this Order precludes the United States or Respondent from asserting any claims, causes of action, or demands against any persons not parties to this Order for indemnification, contribution, or cost recovery. Provided that if the Settling Federal Agencies fail to meet their responsibilities to pay the EPA’s Removal Action Costs and the costs of performing the work that is part of the EPA-Lead Work, as provided in paragraphs 63-67 above, and respondent is required to incur such costs or perform such work, nothing in this Order shall preclude Respondent from recovering any costs incurred or paid by Respondent for the EPA’s Removal Action Costs and any such costs incurred or paid to perform any portion of the work that is part of the EPA-Lead Work.

XXVI. INDEMNIFICATION

     83. Respondent shall indemnify, save and hold harmless the United States, its officials, agents, contractors, subcontractors, employees and representatives from any and all claims or causes of action arising from, or on account of, negligent or other wrongful acts or omissions of Respondent, its officers, directors, employees, agents, contractors, or subcontractors, in carrying out actions pursuant to USEC-Lead Work required by this Order, provided that Respondent shall not indemnify the United States for any work performed by EPA or others in the event that EPA assumes performance of the Work pursuant to Paragraph 72 (Work Takeover). In addition, Respondent agrees to pay the United States all costs incurred by the United States, including but not limited to attorneys fees and other expenses of litigation and settlement, arising from or on account of claims made against the United States based on negligent or other wrongful acts or omissions of Respondent, its officers, directors, employees, agents, contractors, subcontractors and any persons acting on their behalf or under their control, in carrying out activities pursuant to USEC-Lead Work required under this Order. The United States shall not be held out as a party to any contract entered into by or on behalf of Respondent in carrying out activities pursuant to USEC-Lead Work required under this Order. Neither Respondent nor any such contractor shall be considered an agent of the United States.

     84. The United States shall give Respondent notice of any claim for which the United States plans to seek indemnification pursuant to this Section and shall consult with Respondent prior to settling such claim.

     85. Except as provided in Section XXII (Covenant Not to Sue by Respondent), Respondent waives all claims against the United States for damages or reimbursement or for set-off of any payments made or to be made to the United States, arising from or on account of any contract, agreement, or arrangement between Respondent and any person for performance of Work on or relating to the Site, including, but not limited to, claims on account of construction delays. In addition, Respondent shall indemnify and hold harmless the United States with respect to any and all claims for damages or reimbursement arising from or on account of any contract, agreement, or arrangement between Respondent and any person for performance of Work on or relating to the Site, including, but not limited to, claims on account of construction delays.

XXVII. INSURANCE

     86. At least seven (7) days prior to commencing any on-Site work under this Order, Respondent shall secure, and shall maintain for the duration of this Order, comprehensive general liability insurance and automobile insurance with limits of five (5) million dollars, combined single limit. Within the same time period, Respondent shall provide EPA with certificates of such insurance. At EPA’s request, Respondent shall provide a copy of each insurance policy. In addition, for the duration of the Order, Respondent shall satisfy, or shall ensure that their contractors or subcontractors satisfy, all applicable laws and regulations regarding the provision of worker’s compensation insurance for all persons performing the Work on behalf of Respondent in furtherance of this Order. If Respondent demonstrates by evidence satisfactory to EPA that any contractor or subcontractor maintains insurance equivalent to that described above, or insurance covering some or all of the same risks but in an equal or lesser amount, then Respondent need provide only that portion of the insurance described above which is not maintained by such contractor or subcontractor.

XXVIII. FINANCIAL ASSURANCE

     87. Within thirty (30) days of the Effective Date, Respondent shall establish and maintain financial security in the amount of $7,850,000 in one or more of the following forms:

a. A surety bond guaranteeing performance of the Work;

b. One or more irrevocable letters of credit equaling the total estimated cost of the Work;

c. A trust fund;

d. A guarantee to perform the Work by one or more parent corporations or subsidiaries, or by one or more unrelated corporations that have a substantial business relationship with Respondent; or

e. A demonstration that one or more of the Respondent satisfy the requirements of 40 C.F.R. Part 264.143(f).

     88. If Respondent seeks to demonstrate the ability to complete the USEC-Lead Work through a guarantee by a third party pursuant to Paragraph 87(a) of this Section, Respondent shall demonstrate that the guarantor satisfies the requirements of 40 C.F.R. Part 264.143(f). If Respondent seeks to demonstrate their ability to complete the Work by means of the financial test or the corporate guarantee pursuant to Paragraph 87(d) or (e) of this Section, they shall resubmit sworn statements conveying the information required by 40 C.F.R. Part 264.143(f) annually, on the anniversary of the Effective Date. In the event that EPA determines at any time that the financial assurances provided pursuant to this Section are inadequate, Respondent shall, within thirty (30) days of receipt of notice of EPA’s determination, obtain and present to EPA for approval one of the other forms of financial assurance listed in Paragraph 87 of this Section. Respondent’s inability to demonstrate financial ability to complete the Work shall not excuse performance of any activities required under this Order.

     89. If, after the Effective Date, Respondent can show that the estimated cost to complete the remaining USEC-Lead Work has diminished below the amount set forth in Paragraph 87 of this Section, Respondent may, on any anniversary date of the Effective Date, or at any other time agreed to by the Parties, reduce the amount of the financial security provided under this Section to the estimated cost of the remaining work to be performed. Respondent shall submit a proposal for such reduction to EPA, in accordance with the requirements of this Section, and may reduce the amount of the security upon approval by EPA. In the event of a dispute, Respondent may reduce the amount of the security in accordance with the written decision resolving the dispute.

     90. Respondent may change the form of financial assurance provided under this Section at any time, upon notice to and approval by EPA, provided that the new form of assurance meets the requirements of this Section. In the event of a dispute, Respondent may change the form of the financial assurance only in accordance with the written decision resolving the dispute.

XXIX. MODIFICATIONS

     91. The OSC may make modifications to any plan or schedule in writing or by oral direction. Any oral modification will be memorialized in writing by EPA promptly, but shall have as its effective date the date of the OSC’s oral direction. Any other requirements of this Order may be modified in writing by mutual agreement of the parties.

     92. If Respondent seeks permission to deviate from any approved work plan or schedule or Respondent’s Statement of Work, Respondent’s Project Coordinator shall submit a written request to EPA for approval outlining the proposed modification and its basis. Respondent may not proceed with the requested deviation until receiving oral or written approval from the OSC pursuant to Paragraph 22.

     93. No informal advice, guidance, suggestion, or comment by the OSC or other EPA representatives regarding reports, plans, specifications, schedules, or any other writing submitted by Respondent shall relieve Respondent of its obligation to obtain any formal approval required by this Order, or to comply with all requirements of this Order, unless it is formally modified.

XXX. NOTICE OF COMPLETION OF WORK

     94. When EPA determines, after EPA’s review of the Final Report, that all USEC-Lead Work has been fully performed in accordance with this Order, with the exception of any continuing obligations required by this Order, including payment of AOC Oversight Costs, or record retention, EPA will provide written notice to Respondent. If EPA determines that any such USEC-Lead Work has not been completed in accordance with this Order, EPA will notify Respondent, provide a list of the deficiencies, and require that Respondent modify the Work Plan if appropriate in order to correct such deficiencies. Respondent shall implement the modified and approved Work Plan and shall submit a modified Final Report in accordance with the EPA notice. Failure by Respondent to implement the approved modified Work Plan shall be a violation of this Order.

XXXI. ATTORNEY GENERAL APPROVAL

     95. The Attorney General or his designee has approved the settlement embodied in this Consent Order in accordance with Section 122(h)(1) of CERCLA, 42 U.S.C. § 9622(h)(1).

XXXII. SEVERABILITY/INTEGRATION/APPENDICES

     96. If a court issues an order that invalidates any provision of this Order or finds that Respondent has sufficient cause not to comply with one or more provisions of this Order, Respondent shall remain bound to comply with all provisions of this Order not invalidated or determined to be subject to a sufficient cause defense by the court’s order.

     97. This Order and its appendices constitute the final, complete and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Order. The parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Order. The following appendices are attached to and incorporated into this Order: Respondent’s Statement of Work, Appendix A. Site Map, Appendix B.

XXXIII. EFFECTIVE DATE

     98. This Order shall be effective seven (7) days after the Order is signed by the Regional Administrator or his delegate.

The undersigned representative of Respondent certifies that he or she is fully authorized to enter into the terms and conditions of this Order and to bind the party he or she represents to this document.

Agreed this 12th day of January, 2004

For Respondent USEC

By	/s/ Phillip G. Sewell

Title	Senior Vice President

Agreed this 5th day of February, 2004

For settling Federal Agency United States Department of Energy

By	/s/ Jacqueline R. Little

Title	LTC, JA, Chief Environmental Law Division

Agreed this 5th day of February, 2004

For settling Federal Agency United States Department of the Army

By	/s/ Gerald Boyd

Title	Manager

U.S. Department of Energy

Oak Ridge Operations

It is so ORDERED and Agreed this 6th day of February, 2004

BY:	/s/ Shane Hitchcock	DATE:	6-Feb-04

Name
Shane Hitchcock
Region 4
U.S. Environmental Protection Agency

EFFECTIVE DATE:	13-Feb-04